NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

FAUQUIER BANKSHARES, INC. ANNOUNCES RECORD THIRD QUARTER AND YEAR-TO-DATE NET INCOME

•	Third Quarter Net Income increased to $1.48 million.

•	15.64% Return on Average Equity for third quarter.

•	1.18% Return on Average Assets for third quarter.

•	12.8% loan portfolio growth over last 12 months.

WARRENTON, VA, October 23, 2006 – Fauquier Bankshares, Inc. (NASDAQ Capital Market: FBSS), today reported record third quarter net income of $1,483,000 or $0.41 per diluted share for the period ended September 30, 2006. This represents an increase of 0.7% when compared with $1,473,000 or $0.41 per diluted share, for the same quarter in 2005. Return on average assets was 1.18% and return on average equity was 15.64% for the third quarter of 2006, compared with 1.30% and 17.13%, respectively, for the same period in 2005. The growth in net income was primarily due to a $98,000 or 2.0% increase in net interest income and a $79,000 reduction in the provision for loan losses, which were largely offset by a $164,000 or 4.2% increase in total other expenses.

For the nine months ended September 30, 2006, net income was $4,169,000, or $1.16 per diluted share, compared with $4,032,000, or $1.13 per diluted share for the first nine months of 2005, an increase of 3.4%. Return on average assets was 1.14% and return on average equity was 14.99% for the first nine months of 2006, compared with 1.21% and 16.24%, respectively, for the first nine months of 2005. For the nine month period, the growth in net income was primarily due to a $427,000 or 10.7% increase in other income and $343,000 or 2.4% increase in net interest income, which were largely offset by a $747,000 or 6.3% increase in total other expenses. The increase in other income for the nine-month period ended September 30, 2006 included $250,000 resulting from a gain on the cancellation of property usage rights.

Randy Ferrell, President and CEO of Fauquier Bankshares, Inc. and its primary subsidiary, The Fauquier Bank, commented, “We are very pleased to report record net income for the quarter and nine months ended September 30, 2006 despite the flat interest rate yield curve and a very competitive market environment. We continue to generate high-performance returns on both assets and equity, and increase our growth in loans outstanding.”

In September 2006, Fauquier Bankshares announced that it has been named to the Keefe, Bruyette & Woods 2006 Honor Roll for financial institutions that have continually reported increases in earnings per share annually over each of the last 10 years. Fauquier Bankshares, Inc., was one of only 40 financial institutions named to Keefe, Bruyette & Woods 2006 Honor Roll out of approximately 650 publicly traded banks and thrifts reviewed.

Net interest income increased $98,000 to $4.90 million for the quarter ended September 30, 2006 from $4.81 million for the quarter ended September 30, 2005. The increase in net interest income resulted from a 13.0% increase in total average earning assets from $411.0 million during the third quarter of 2005 to $464.4 million for the third quarter of 2006. This was partially offset by net interest margin decreasing to 4.17% for the September 2006 quarter compared with 4.63% for the September 2005 quarter. The efficiency ratio for the third quarter of 2006 was 64.67% compared with 62.58% for the third quarter of 2005. The efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income, with the lower number being the more efficient.

Net loans and total deposits were $413.9 million and $395.2 million, respectively, at September 30, 2006, an increase of 12.8% and 1.4% since September 30, 2005, and 8.6% and 0.9% since December 31, 2005. Mr. Ferrell added, “During the second quarter of 2006, we introduced a new line of “Free Checking” products in order to better serve the growing population in our market. Each checking account is designed to meet the specific individual needs of our customers.  In addition, all of our new checking accounts offer free ATM access virtually anywhere in the United States and in most foreign countries, in which we pay our customers’ fees charged by other institutions up to 4 times a month.  We are the first bank in our community to offer such an innovative array of high-value products for our customers. ”

At September 30, 2006, Fauquier Bankshares’ Wealth Management Services division had approximately $305.0 million in assets under management, a growth of 20.0% from September 30, 2005. Mr. Ferrell commented, “We are well aware of the financial management needs of our growing market area, and are committed to be the primary provider of these value-added services which include estate planning, retirement planning, IRA and 529 savings and roll-overs as well as asset management and brokerage services.”

On September 21, 2006, Fauquier Bankshares completed the issuance of $4.0 million in floating rate capital securities through a wholly-owned business trust subsidiary as part of a pooled offering.  The proceeds of the issuance will be used for the redemption of the company’s capital securities that were issued in 2002.  The capital securities will be treated as Tier 1 capital for regulatory purposes and will be reflected in Fauquier Bankshares’ consolidated balance sheets under the caption “Company-obligated mandatorily redeemable capital securities.”

Fauquier Bankshares and The Fauquier Bank had combined assets of $494.0 million and total shareholders’ equity of $38.3 million at September 30, 2006. Non-performing assets were $1.73 million or 0.41% of total loans at September 30, 2006, compared with $233,000 or 0.06% of total loans one year earlier. Of the $1.73 million, approximately $970,000 has a 75% federal government guarantee from the Small Business Administration. Loan charge-offs, net of recoveries, totaled $86,000 and $195,000 for the first nine months of 2006 and 2005, respectively.

The Fauquier Bank, an independent, locally-owned, community bank, offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us at www.fauquierbank.com or by calling: (800) 638-3798. Fauquier Bankshares’ stock price closed at $24.80 per share on October 19, 2006. It is listed on NASDAQ under the stock symbol FBSS.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets

	Unaudited	Audited
	September 30, 2006	December 31, 2005
Assets
Cash and due from banks	$13,710,546	$26,565,702
Interest-bearing deposits in other banks	377,083	680,013
Federal funds sold	—	493,000
Securities, at fair value	42,808,222	48,390,771
Loans, net of allowance for loan losses of $4,512,514 in 2006 and $4,238,143 in 2005	413,884,375	381,049,471
Bank premises and equipment, net	7,748,553	8,289,581
Accrued interest receivable	1,689,896	1,585,849
Other assets	13,778,625	14,191,023
Total assets	493,997,300	481,245,410

Liabilities
Deposits:
Noninterest-bearing	78,861,017	95,411,624
Interest-bearing	316,387,981	296,245,545

Total deposits	395,248,998	391,657,169
Federal funds purchased	1,026,000	5,000,000
Dividends payable	—	—
Federal Home Loan Bank advances	48,000,000	42,000,000
Company-obligated mandatorily redeemable capital securities	8,248,000	4,124,000
Other liabilities	3,148,324	2,885,096
Commitments and contingent liabilities	—	—

Total liabilities	455,671,322	445,666,265

Shareholders’ Equity
Common stock, par value, $3.13; authorized 8,000,000 shares; issued and outstanding, 2006, 3,476,960 shares; 2005, 3,448,786 shares	10,882,885	10,794,700
Retained earnings	27,915,069	25,440,838
Accumulated other comprehensive income (loss), net	(471,976)	(656,393)
Total shareholders’ equity	38,325,978	35,579,145

Total liabilities and shareholders’ equity	$493,997,300	$481,245,410

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
For the Nine Months Ended September 30, 2006 and 2005

	2006	2005
Interest Income
Interest and fees on loans	$20,700,435	$16,930,296
Interest and dividends on securities available for sale:
Taxable interest income	1,208,183	1,439,268
Interest income exempt from
federal income taxes	39,441	39,218
Dividends	201,036	147,155
Interest on federal funds sold	22,188	46,403
Interest on deposits in other banks	23,155	4,230
Total interest income	22,194,438	18,606,570

Interest Expense
Interest on deposits	5,554,978	3,518,244
Interest on federal funds purchased	389,348	58,234
Interest on Federal Home Loan Bank advances	1,431,951	626,385
Distribution on capital securities of subsidiary trust	273,213	201,872
Total interest expense	7,649,490	4,404,735

Net interest income	14,544,948	14,201,835
Provision for loan losses	360,000	472,917

Net interest income after
provision for loan losses	14,184,948	13,728,918

Other Income
Wealth management income	1,000,969	1,034,450
Service charges on deposit accounts	2,063,531	1,976,960
Other service charges, commissions and income	1,103,153	979,520
Gain on sale of property rights	250,000	—
Total other income	4,417,653	3,990,930

Other Expenses
Salaries and benefits	6,769,925	6,235,035
Net occupancy expense of premises	744,310	708,096
Furniture and equipment	1,009,291	948,531
Other operating expenses	4,022,870	3,990,144
Loss on sale of securities	82,564	—
Total other expenses	12,628,960	11,881,806

Income before income taxes	5,973,641	5,838,042

Income tax expense	1,804,886	1,805,846

Net Income	$4,168,755	$4,032,196

Earnings per Share, basic	$1.20	$1.18

Earnings per Share, assuming dilution	$1.16	$1.13

Dividends per Share	$0.555	$0.470

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
For the Three Months Ended September 30, 2006 and 2005

	2006	2005
Interest Income
Interest and fees on loans	$7,371,651	$5,855,666
Interest and dividends on securities available for sale:
Taxable interest income	394,861	448,791
Interest income exempt from
federal income taxes	13,189	13,082
Dividends	79,041	61,656
Interest on federal funds sold	4,783	8,907
Interest on deposits in other banks	11,877	1,400
Total interest income	7,875,402	6,389,502

Interest Expense
Interest on deposits	2,137,304	1,275,949
Interest on federal funds purchased	184,898	31,348
Interest on Federal Home Loan Bank advances	549,514	204,282
Distribution on capital securities of subsidiary trust	100,490	72,272
Total interest expense	2,972,206	1,583,851

Net interest income	4,903,196	4,805,651
Provision for loan losses	60,000	139,167

Net interest income after
provision for loan losses	4,843,196	4,666,484

Other Income
Wealth management income	337,088	432,082
Service charges on deposit accounts	704,079	675,440
Other service charges, commissions and income	377,748	353,958
Gain on sale of property rights	—	—
Total other income	1,418,915	1,461,480

Other Expenses
Salaries and benefits	2,265,102	2,102,809
Net occupancy expense of premises	240,509	244,778
Furniture and equipment	329,785	311,403
Other operating expenses	1,290,502	1,302,490
Loss on sale of securities	—	—
Total other expenses	4,125,898	3,961,480

Income before income taxes	2,136,213	2,166,484

Income tax expense	652,882	693,707

Net Income	$1,483,331	$1,472,777

Earnings per Share, basic	$0.43	$0.43

Earnings per Share, assuming dilution	$0.41	$0.41

Dividends per Share	$0.19	$0.16

Selected Financial Data

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
DOLLAR PER SHARE DATA:

Net income per share, basic	$0.43	$0.43	$1.20	$1.18
Net income per share, diluted	$0.41	$0.41	$1.16	$1.13
Book value at period end	$11.04	$10.05	$11.04	$10.05
PERFORMANCE RATIOS:

Net interest margin (1)	4.17%	4.63%	4.29%	4.63%
Return on average assets	1.18%	1.30%	1.14%	1.21%
Return on average equity	15.64%	17.13%	14.99%	16.24%
Efficiency ratio (2)	64.67%	62.58%	66.00%	64.77%
ASSET QUALITY RATIOS:

Allowance for loan losses to period
end loans, net	1.09%	1.17%	1.09%	1.17%
Non-performing assets to period end loans
and other real estate owned	0.41%	0.06%	0.41%	0.06%
Net charge-offs to average loans	0.01%	0.07%	0.01%	0.07%
CAPITAL RATIOS:

Leverage	9.35%	8.51%	9.35%	8.51%
Risk Based Capital Ratios:
Tier 1 capital	12.03%	11.38%	12.03%	11.38%
Total capital	13.19%	12.63%	13.19%	12.63%
(1) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the
Corporation’s net yield on its earning assets.
(2) Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.